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                                                              EXHIBIT 99.H(iii)

                                               S&C Draft dated November 10, 1995


                            SELLING GROUP AGREEMENT
                            -----------------------



                              November __, 1995



Smith Barney Inc.
388 Greenwich Street
New York, New York 10013

Dear Sirs:

          We understand that The Brazil Fund, Inc., a Maryland corporation (the "Fund"), proposes to issue to its shareholders of record as of November 20, 1995 rights ("Rights") entitling their holders to subscribe for an aggregate of 4,050,000 shares ("Shares") of the Fund's Common Stock, par value $.01 per share ("Common Stock"). We further understand that the Fund has appointed you as the exclusive Dealer Manager in connection with the offer of Shares contemplated by the proposed issuance of Rights (the "Offer").

          We hereby express our interest in participating in the Offer as a Selling Group Member.

          We hereby agree with you as follows:
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                                      I.

          We have received and reviewed the Prospectus dated November 20, 1995 (the "Prospectus") relating to the Offer and we understand that additional copies of the Prospectus (or of the Prospectus as it may be subsequently supplemented or amended, if applicable) and any other solicitation materials authorized by the Fund relating to the Offer ("Offering Materials") will be supplied to us in reasonable quantities upon our request therefor to you. We agree that we will not use any solicitation material other than the Prospectus (as supplemented or amended, if applicable) and such Offering Materials and we agree not to make any representation, oral or written, to any shareholders or prospective shareholders of the Fund that are not contained in the Prospectus, unless previously authorized to do so in writing by the Fund.

                                      II.

          From time to time during the period (the "Subscription Period") commencing on November 20, 1995 and ending at 5:00 p.m., New York time, on December 15, 1995, unless extended by the Fund and you (the "Expiration Date"), we may solicit the exercise of Rights in connection with the Offer. We will be entitled to receive fees in the amounts and at the times described in Article IV of this Agreement with respect to Shares purchased pursuant to the exercise of

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Rights and with respect to which The First National Bank of Boston (the
"Subscription Agent") has received, no later than 5:00 p.m., New York time, on the Expiration Date, either (i) a properly completed and executed Subscription Certificate (in the form attached to the Prospectus), identifying us as the broker-dealer having been instrumental in the exercise of such Rights, and full payment for such Shares or (ii) a Notice of Guaranteed Delivery (in the form attached to the Prospectus) guaranteeing to the Subscription Agent by the close of business of the third business day after the Expiration Date of a properly completed and duly executed Subscription Certificate, similarly identifying us, and full payment for such Shares. We understand that we will not be paid these fees with respect to Shares purchased pursuant to an exercise of Rights for our own account or for the account of any of our affiliates except that we may receive such fees with respect to Shares purchased pursuant to an exercise of Rights for our own account provided that such Shares are offered and sold by us to our clients. We also understand and agree that we are not entitled to receive any fees in connection with the solicitation of the exercise of Rights other than pursuant to the terms of this Agreement and, in particular, that we will not be entitled to receive any fees under the Fund's Soliciting Dealer Agreement.

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          We agree to solicit the exercise of Rights in accordance with the
Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Investment Company Act of 1940, as amended, and the rules and regulations under each such Act, any applicable securities laws of any state or jurisdiction where such solicitations may be lawfully made, the applicable rules and regulations of any self-regulatory organization or registered national securities exchange and customary practice and subject to the terms of the Subscription Agent Agreement between the Fund and the Subscription Agent and the procedures described in the Fund's registration statement on Form N-2 (File No. 33-63381, as amended (the "Registration Statement").

                                      III.

          From time to time during the Subscription Period, we may indicate interest in purchasing Shares from you as Dealer Manager. We understand that from time to time you intend to offer Shares obtained or to be obtained by you through the exercise of Rights to Selling Group Members who have so indicated interest at prices which shall be determined by you (the "Offering Price"). We agree that with respect to any such Shares purchased by us from you the sale of such Shares to us shall be irrevocable and we will offer them to the public at the Offering Price at which we

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purchase them from you.  Shares not sold by us at such Offering Price may be offered by us after the next succeeding Offering Price is set at the latest Offering Price set by you. You agree that, if requested by any Selling Group Member, and subject to applicable law, you will set a new Offering Price prior to 4:00 p.m., New York time, on any business day.

          We agree to advise you from time to time upon request, prior to the termination of this Agreement, of the number of Shares remaining unsold which were purchased by us from you and, on your request, we will resell to you any of such Shares remaining unsold at the purchase price thereof if in your opinion such Shares are needed to make delivery against sales made to other Selling Group Members.

          Any shares purchased hereunder from you shall be subject to regular way settlement through the facilities of the Depository Trust Company.

                                      IV.

          We understand that you will remit to us, on or shortly after [DECEMBER 29], 1995 (or, if the Expiration Date is extended, on such later date not more than 15 days after the Expiration Date as you may determine), following receipt by you from the Fund, a fee equal to an amount computed by multiplying 0.025 by the sum of (i) the number of Shares purchased pursuant to each Subscription

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Certificate upon which we are designated, as certified to you by the
Subscription Agent, as a result of our solicitation efforts in accordance with
Article II of this Agreement, and (ii) the number of Shares sold by you to us in accordance with Article III of this Agreement (less any Shares resold to you pursuant to the second paragraph thereof), multiplied by the subscription price of $_____. Your only obligation with respect to payment of the foregoing fee to us is to remit to us amounts owing to us and actually received by you from the Fund. Except as aforesaid, you shall be under no liability to make any payments to us pursuant to this Agreement.

                                       V.

          We agree that you, as Dealer Manager, have full authority to take such action as may seem advisable to you in respect of all matters pertaining to the Offer. You are authorized to approve on our behalf any amendments or supplements to the Registration Statement or the Prospectus.

                                      VI.

          We represent that we are a member in good standing of the NASD and, in making sales of Shares, agree to comply with all applicable rules of the NASD including, without limitation, the NASD's Interpretation with Respect to Free-

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Riding and Withholding and Section 24 of Article III of the NASD's Rule of Fair
Practice.

          We understand that no action has been taken by you or the Fund to permit the solicitation of the exercise of Rights or the sale of Shares in any jurisdiction (other than the United States) where action would be required for such purpose.

          We represent that we have at all times complied with the provisions of Rule 10b-6 under the Securities Act applicable to the Offer and we agree that we will not, without your approval in advance, buy, sell, deal or trade in, on a when-issued basis or otherwise, the Rights or the Shares or any other option to acquire or sell Shares for our own account or for the accounts of customers, except as provided in Articles II and III hereof and except that we may buy or sell Rights or Shares in brokerage transactions on consolidated orders which have not resulted from activities on our part in connection with the solicitation of the exercise of Rights and which are executed by us in the ordinary course of our brokerage business.

          We will keep an accurate record of the names and addresses of all persons to whom we give copies of the Registration Statement, the Prospectus, any preliminary prospectus (or any amendment or supplement thereto) or any Offering Materials and, when furnished with any subsequent amendment to the Registration Statement and any subsequent

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prospectus, we will, upon your request, promptly forward copies thereof to such persons.

                                      VII.

          Nothing contained in this Agreement will constitute the Selling Group Members partners with the Dealer Manager or with one another or create any association between those parties, or will render the Dealer Manager or the Fund liable for the obligations of any Selling Group Member. The Dealer Manager will be under no liability to make any payment to any Selling Group Member other than as provided in Article IV of this Agreement, and will be subject to no other liabilities to any Selling Group Member, and no obligations of any sort will be implied.

          We agree to indemnify and hold harmless you and each other Selling Group Member and each person, if any, who controls you and any such Selling Group Member within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act, against loss or liability caused by any breach by us of the terms of this Agreement.

                                     VIII.

          We agree to pay any transfer taxes which may be assessed and paid on account of any sales or transfers for our account and a percentage, based upon the ratio of the fees payable to us pursuant to Article IV of this Agreement

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to the aggregate fees payable by the Fund to you and all Selling Group Members pursuant to Article IV of each Selling Group Agreement, of (i) all expenses incurred by you in investigating or defending against any claim or proceeding which is asserted or instituted by any party (including any governmental or regulatory body) other than a Selling Group Member relating to the Registration Statement, any preliminary prospectus, the Prospectus (or any amendment or supplement thereto) or any Offering Materials and (ii) any liability, including attorneys' fees, incurred by you in respect of any such claim or proceeding, whether such liability shall be the result of a judgment or as a result of any settlement agreed to by you, other than any such expense or liability as to which you receive indemnity pursuant to Article VII of this Agreement or indemnity or contribution from the Fund. Our agreements contained in this
Article VIII shall remain operative and in full force and effect regardless of
(i) any investigation made by or on behalf of any Selling Group Member or any person controlling any Selling Group Member or by or on behalf of the Fund, its directors or officers or any person controlling the Fund and (ii) acceptance of and payment for the Shares.

                                      IX.

          All communications to you relating to the Offer will be addressed to:
__________ Department, Smith Barney

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Inc., 388 Greenwich Street, New York, New York 10013, Attention:
____________________.

                                       X.
          This Agreement will be governed by the internal laws of the State of New York.

                              Very truly yours,
                              _________________________
                                [Firm Name]



                              By_______________________
                                Name:
                                Title:


Confirmed and Accepted
this ___ day of November, 1995

SMITH BARNEY INC.



By___________________________

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